Exhibit 23


                   CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
US Airways Group, Inc.:


We consent to incorporation by reference in the registration statement (No. 33-44835) on Form S-8 of US Airways Group, Inc. of our report dated June 23, 2000, relating to the statements of net assets available for plan benefits of the US Airways, Inc. 401(k) Savings Plan as of December 31, 1999 and 1998, and the related statements of changes in net assets available for plan benefits for the years then ended, which report appears in the December 31, 1999 annual report on Form 11-K of the US Airways, Inc. 401(k) Savings Plan.


                                                   KPMG LLP

McLean, VA
June 28, 2000









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